Exhibit 99.1
Granite Reports Second Quarter 2024 Results and Announces Agreement to Acquire Dickerson & Bowen, Inc.
•Q2 revenue increased 20% year-over-year to $1.1 billion
•Q2 diluted EPS of $0.76 and adjusted diluted EPS (1) of $1.73
•Committed and Awarded Projects (“CAP”) (2) of $5.6 billion, a sequential increase of $77 million
•Entered into an agreement, subject to customary closing conditions, to acquire Dickerson & Bowen, Inc., a leading regional aggregates, asphalt, and highway construction company serving central and southern Mississippi
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended June 30, 2024 and the agreement to acquire Dickerson & Bowen, Inc., subject to customary closing conditions.
Second Quarter 2024 Results
Net income attributable to Granite Construction Incorporated totaled $37 million, or $0.76 per diluted share, compared to net loss attributable to Granite Construction Incorporated of $17 million, or $(0.39) per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite Construction Incorporated (1) totaled $77 million, or $1.73 per diluted share, compared to $47 million, or $1.06 per diluted share, for the same period in the prior year.
•Revenue increased $183 million to $1.1 billion compared to $899 million for the same period in the prior year. The Construction and Materials segments posted year-over-year increases of 22% and 10%, respectively.
•Gross profit increased $62 million to $165 million compared to $103 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $5 million to $70 million, or 6.5% of revenue, compared to $65 million, or 7.2% of revenue, for the same period in the prior year.
•Adjusted EBITDA (1) totaled $130 million compared to $81 million for the same period in the prior year.
•CAP (2) increased $77 million sequentially and $139 million year-over-year to $5.6 billion.
"I am pleased with our strong second quarter,” said Kyle Larkin, Granite President and Chief Executive Officer. “Our teams continue to execute on our plan, and we are seeing the expected results. We earned record second quarter revenue, with an increase of 20% year-over-year, and also added to our CAP. This illustrates the strength of the macro construction market, and we believe there are many opportunities for us to build CAP further in the second half of the year. With our performance in the first half of 2024, I expect that our revenue will be in the upper half of our previous revenue guidance for the year in the range of $3.9 billion to $4.0 billion.”
“In addition, we are excited to announce the agreement to acquire Dickerson & Bowen, Inc. of Brookhaven, Mississippi. The transaction is expected to close in the third quarter. The acquisition will add four asphalt plants and three sand and gravel pits. Dickerson & Bowen is a natural extension of the Lehman-Roberts Company and Memphis Stone & Gravel platform that we acquired at the end of 2023. This materials-focused, vertically integrated business will expand our existing footprint in this high growth market south through Jackson, Mississippi and to the southern end of the state.”
Six Months Ended June 30, 2024 Results
Net income attributable to Granite Construction Incorporated totaled $6 million, or $0.13 per diluted share, compared to net loss attributable to Granite Construction Incorporated of $40 million, or $(0.91) per diluted share, for the same period in the prior year. Adjusted net income attributable to Granite Construction Incorporated (1) totaled $68 million, or $1.52 per diluted share, compared to $33 million, or $0.74 per diluted share, for the same period in the prior year.
•Revenue increased $296 million to $1.8 billion compared to $1.5 billion for the same period in the prior year. The Construction and Materials segments posted year-over-year increases of 21% and 17%, respectively.
•Gross profit increased $84 million to $219 million compared to $135 million for the same period in the prior year.
•SG&A expenses increased $20 million to $158 million, or 9.0% of revenue, compared to $138 million, or 9.4% of revenue, for the same period in the prior year.
•Adjusted EBITDA (1) totaled $144 million compared to $77 million for the same period in the prior year.
(1)Adjusted net income attributable to Granite Construction Incorporated, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, adjusted EBITDA margin and Materials segment cash gross profit are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Three and Six Months ended June 30, 2024 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Change		2024	2023	Change

Revenue	$917,954	$749,413	$168,541	22.5%	$1,513,167	$1,252,829	$260,338	20.8%
Gross profit	$135,372	$79,154	$56,218	71.0%	$192,200	$115,859	$76,341	65.9%
Gross profit as a percent of revenue	14.7%	10.6%			12.7%	9.2%
For the three and six months ended June 30, 2024, revenue increased year-over-year due to higher levels of CAP, more favorable weather conditions early in 2024, and revenue from acquired businesses. For the three and six months ended June 30, 2024, gross profit increased year-over-year as a result of increases in revenue and a decrease in negative revisions in estimates.

CAP increased $77 million sequentially to $5.6 billion and increased $139 million year-over-year. Both public and private markets continue to be strong with substantial opportunities to build CAP in the remainder of 2024.

Materials Segment
	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Change		2024	2023	Change
Revenue	$164,532	$149,139	$15,393	10.3%	$241,594	$205,791	$35,803	17.4%
Gross profit	$29,339	$23,932	$5,407	22.6%	$26,796	$19,586	$7,210	36.8%
Gross profit as a percent of revenue	17.8%	16.0%			11.1%	9.5%
Cash gross profit(1)	$39,300	$30,314	$8,986	29.6%	$46,516	$31,378	$15,138	48.2%
Cash gross profit as a percent of revenue(1)	23.9%	20.3%			19.3%	15.2%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
For the three and six months ended June 30, 2024, revenue increased year-over-year by $15 million and $36 million, respectively, driven by revenue from acquired businesses as well as higher asphalt and aggregate sales prices, which offset decreased volumes. Gross profit in the three and six months ended June 30, 2024, increased due primarily to inclusion of the results of acquired businesses and higher materials sales prices. The impact to gross profit for the three and six month periods ended June 30, 2024 from purchase accounting-related step-up depreciation and intangible asset amortization was $1 million and $3 million, respectively. Materials segment cash gross profit (1), which excludes the segment’s depreciation, depletion, and amortization, increased significantly for the same period year-over-year, led by the impact of acquisitions and the higher materials sales prices.

Outlook
Our guidance for 2024 is unchanged with the exception of revenue as noted below.
•Revenue in the range of $3.9 billion to $4.0 billion, narrowed from $3.8 billion to $4.0 billion
•Adjusted EBITDA margin in the range of 9.5% to 11.5%
•SG&A expense in the range of 7.5% to 8.0% of revenue
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures of approximately $130 million to $150 million
We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite Construction Incorporated because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.
Conference Call
Granite will conduct a conference call today, August 1, 2024, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2024. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through August 8, 2024, by calling 1-877-344-7529, replay access code 7954492; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.
Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, the acquisition of Dickerson & Bowen, Inc. and the timing of the closing of the acquisition, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2024 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, the acquisition of Dickerson & Bowen, Inc. and the timing of the closing of the acquisition, CAP and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$366,746	$417,663
Short-term marketable securities	10,500	35,863
Receivables, net	709,248	598,705
Contract assets	309,376	262,987
Inventories	119,060	103,898
Equity in construction joint ventures	157,070	171,233
Other current assets	34,168	53,102
Total current assets	1,706,168	1,643,451
Property and equipment, net	670,876	662,864
Investments in affiliates	93,499	92,910
Goodwill	146,768	155,004
Intangible assets	107,575	117,322
Right of use assets	78,374	78,176
Deferred income taxes, net	19,989	8,179
Other noncurrent assets	58,120	55,634
Total assets	$2,881,369	$2,813,540

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,510	$39,932
Accounts payable	450,656	408,363
Contract liabilities	262,198	243,848
Accrued expenses and other current liabilities	302,039	337,740
Total current liabilities	1,016,403	1,029,883
Long-term debt	737,436	614,781
Long-term lease liabilities	64,995	63,548
Deferred income taxes, net	3,272	3,708
Other long-term liabilities	71,848	74,654
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,686,508 shares as of June 30, 2024 and 43,944,118 shares as of December 31, 2023	437	439
Additional paid-in capital	435,271	474,134
Accumulated other comprehensive income	270	881
Retained earnings	495,679	501,844
Total Granite Construction Incorporated shareholders’ equity	931,657	977,298
Non-controlling interests	55,758	49,668
Total equity	987,415	1,026,966
Total liabilities and equity	$2,881,369	$2,813,540

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Construction	$917,954	$749,413	$1,513,167	$1,252,829
Materials	164,532	149,139	241,594	205,791
Total revenue	1,082,486	898,552	1,754,761	1,458,620
Cost of revenue
Construction	782,582	670,259	1,320,967	1,136,970
Materials	135,193	125,207	214,798	186,205
Total cost of revenue	917,775	795,466	1,535,765	1,323,175
Gross profit	164,711	103,086	218,996	135,445
Selling, general and administrative expenses	70,052	64,563	158,045	137,685
Other costs, net	10,225	13,607	21,235	18,130
Gain on sales of property and equipment, net	(1,387)	(3,944)	(2,805)	(5,981)
Operating income (loss)	85,821	28,860	42,521	(14,389)
Other (income) expense
Loss on debt extinguishment	27,824	51,052	27,824	51,052
Interest income	(3,600)	(3,232)	(10,302)	(6,994)
Interest expense	5,337	4,131	13,420	7,022
Equity in income of affiliates, net	(4,557)	(7,044)	(8,527)	(12,231)
Other (income) expense, net	1,267	(1,225)	(476)	(3,175)
Total other expense, net	26,271	43,682	21,939	35,674
Income (loss) before income taxes	59,550	(14,822)	20,582	(50,063)
Provision for (benefit from) income taxes	20,693	9,024	11,167	(445)
Net income (loss)	38,857	(23,846)	9,415	(49,618)
Amount attributable to non-controlling interests	(1,962)	6,846	(3,503)	9,595
Net income (loss) attributable to Granite Construction Incorporated	$36,895	$(17,000)	$5,912	$(40,023)

Net income (loss) per share attributable to common shareholders:
Basic	$0.84	$(0.39)	$0.13	$(0.91)
Diluted	$0.76	$(0.39)	$0.13	$(0.91)
Weighted average shares outstanding:
Basic	44,060	43,892	44,024	43,829
Diluted	52,727	43,892	44,593	43,829

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2024	2023
Operating activities
Net income (loss)	$9,415	$(49,618)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	58,468	41,528
Amortization related to long-term debt	2,334	988
Loss on debt extinguishment	27,824	51,052
Gain on sales of property and equipment, net	(2,805)	(5,981)
Stock-based compensation	15,084	6,702
Equity in net (income) loss from unconsolidated construction joint ventures	(752)	4,005
Net income from affiliates	(8,527)	(12,231)
Other non-cash adjustments	(348)	(7)
Changes in assets and liabilities	(78,609)	(155,386)
Net cash provided by (used in) operating activities	$22,084	$(118,948)
Investing activities
Maturities of marketable securities	25,000	30,000
Purchases of property and equipment	(66,861)	(79,689)
Proceeds from sales of property and equipment	4,229	10,564
Proceeds from company owned life insurance	—	1,545
Return of investment in affiliates	693	—
Cash paid for purchase price adjustments on business acquisition	(13,183)	—
Acquisition of business	—	(26,933)
Collection of notes receivable	—	135
Net cash used in investing activities	$(50,122)	$(64,378)
Financing activities
Proceeds from issuance of convertible notes	373,750	373,750
Proceeds from long-term debt	—	55,000
Debt principal repayments	(309,808)	(249,589)
Capped call transactions	(46,046)	(53,035)
Redemption of warrants	586	(13,201)
Debt issuance costs	(9,654)	(9,806)
Cash dividends paid	(11,452)	(11,391)
Repurchases of common stock	(21,144)	(3,766)
Contributions from non-controlling partners	17,000	22,400
Distributions to non-controlling partners	(16,372)	(6,850)
Other financing activities, net	261	269
Net cash provided by (used in) financing activities	$(22,879)	$103,781
Net decrease in cash and cash equivalents	(50,917)	(79,545)
Cash and cash equivalents at beginning of period	417,663	293,991
Cash and cash equivalents at end of period	$366,746	$214,446

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of loss on debt extinguishment, stock-based compensation expense and other costs, net, which include legal fees for the defense of a former Company officer in his ongoing civil litigation with the Securities and Exchange Commission, reorganization costs, strategic acquisition and divestiture expenses, and a litigation charge in 2023.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net as described above;
•Transaction costs which include acquired intangible amortization expense and acquisition-related depreciation;
•Loss on debt extinguishment, and
•Stock-based compensation expense.
We also provide materials segment cash gross profit to exclude the impact of the segment’s depreciation, depletion and amortization from the segment’s gross profit. Management believes that non-GAAP financial measures such as materials segment cash gross profit are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures.

Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
EBITDA:
Net income (loss) attributable to Granite Construction Incorporated	$36,895	$(17,000)	$5,912	$(40,023)
Net income (loss) margin (2)	3.4%	(1.9)%	0.3%	(2.7)%

Depreciation, depletion and amortization expense (3)	30,303	21,937	59,576	41,811
Provision for (benefit from) income taxes	20,693	9,024	11,167	(445)
Interest expense, net	1,737	899	3,118	28
EBITDA(1)	$89,628	$14,860	$79,773	$1,371
EBITDA margin(1)(2)	8.3%	1.7%	4.5%	0.1%

ADJUSTED EBITDA:
Other costs, net	10,225	13,607	21,235	18,130
Stock-based compensation (4)	2,189	1,874	15,084	6,702
Loss on debt extinguishment	27,824	51,052	27,824	51,052
Adjusted EBITDA(1)	$129,866	$81,393	$143,916	$77,255
Adjusted EBITDA margin(1)(2)	12.0%	9.1%	8.2%	5.3%
(1)We define EBITDA as GAAP net income attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, loss on debt extinguishment and stock-based compensation expense, as described above.
(2)Represents net income (loss), EBITDA and adjusted EBITDA divided by consolidated revenue of $1.1 billion and $899 million, for the three months ended June 30, 2024 and 2023, respectively and $1.8 billion and $1.5 billion for the six months ended June 30, 2024 and 2023, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.
(4)In the first quarter of 2024, we revised the adjusted EBITDA calculation to exclude the impact of stock-based compensation expense. The prior period adjusted EBITDA has been recast to conform to current presentation.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income (loss) before income taxes	$59,550	$(14,822)	$20,582	$(50,063)
Other costs, net	10,225	13,607	21,235	18,130
Transaction costs	4,313	2,460	9,940	4,954
Stock-based compensation (1)	2,189	1,874	15,084	6,702
Loss on debt extinguishment	27,824	51,052	27,824	51,052
Adjusted income before income taxes	$104,101	$54,171	$94,665	$30,775

Provision for (benefit from) income taxes	$20,693	$9,024	$11,167	$(445)
Tax effect of adjusting items (2)	4,469	4,665	12,147	7,744
Adjusted provision for income taxes	$25,162	$13,689	$23,314	$7,299

Net income (loss) attributable to Granite Construction Incorporated	$36,895	$(17,000)	$5,912	$(40,023)
After-tax adjusting items	40,082	64,328	61,936	73,094
Adjusted net income attributable to Granite Construction Incorporated	$76,977	$47,328	$67,848	$33,071

Diluted weighted average shares of common stock	52,727	43,892	44,593	43,829
Add: dilutive effect of restricted stock units and Convertible Notes (3)	35	10,681	8,138	10,679
Less: dilutive effect of Convertible Notes (4)	(8,138)	(10,095)	(8,138)	(10,095)
Adjusted diluted weighted average shares of common stock	44,624	44,478	44,593	44,413

Diluted net income (loss) per share attributable to common shareholders	$0.76	$(0.39)	$0.13	$(0.91)
After-tax adjusting items per share attributable to common shareholders	0.97	1.45	1.39	1.65
Adjusted diluted earnings per share attributable to common shareholders	$1.73	$1.06	$1.52	$0.74
(1)In the first quarter of 2024, we revised the adjusted net income calculation to exclude the impact of stock-based compensation expense. The prior period adjusted net income and diluted loss per share calculations have been recast to conform to current presentation.
(2)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax. The tax effect of adjusting items for the three and six months ended June 30, 2024 excludes $27 million of the loss on debt extinguishment as it was almost entirely non-tax deductible. The three and six months ended June 30, 2023 excludes the $51 million loss on debt extinguishment which was non-tax deductible.
(3)The dilutive effect of the restricted stock units (“RSUs”) is included in the three and six months ended June 30, 2024 diluted earnings per share calculation and therefore no additional changes are required in the reconciliation herein. Due to net losses for the three and six months ended June 30, 2023, the unvested RSUs representing 586,000 and 584,000 shares, respectively, were excluded from the calculation of diluted earnings per share. As we have adjusted net income for those periods, these potential shares are dilutive and included in the reconciliation above. The dilutive effect of the 2.75% Convertible Notes and the 3.75% Convertible Notes was 35,000 and 8,138,000 shares for the three and six months ended June 30, 2024 and 10,095,000 shares each for the three and six months ended June 30, 2023.
(4)When calculating diluted net income attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes is removed to reflect the impact of the purchased equity derivative instruments which economically offsets dilution risk.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT CASH GROSS PROFIT RECONCILIATION
(Unaudited - in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,			Year Ended December 31,
	2024	2023	2022	2024	2023	2022	2023	2022
Gross Profit	$29,339	$23,932	$17,314	$26,796	$19,586	$18,927	$71,344	$65,613
Gross profit as a percent of revenue	17.8%	16.0%	12.7%	11.1%	9.5%	8.9%	13.8%	13.2%
Depreciation, depletion and amortization	9,961	6,382	6,153	19,720	11,792	11,952	26,766	23,948
Cash gross profit	39,300	30,314	23,467	46,516	31,378	30,879	98,110	89,561
Cash gross profit as a percent of revenue	23.9%	20.3%	17.3%	19.3%	15.2%	14.6%	19.0%	18.0%

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated